PURCHASE AGREEMENT


                                by and between


                           202 GOLF ASSOCIATES, INC.


                                    Seller,


                      YORKTOWN FAMILY GOLF CENTERS, INC.,


                                   Purchaser


                                      and


                          FAMILY GOLF CENTERS, INC.,


                                    Parent








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                              PURCHASE AGREEMENT

              PURCHASE AGREEMENT, made as of the 8th day of April, 1996 (this "Agreement"), by and between 202 GOLF ASSOCIATES, INC., a New York corporation having an address at 2710 Lexington Avenue, Mohegan Lake, New York 10547 ("Seller"), YORKTOWN FAMILY GOLF CENTERS, INC., a Delaware corporation having an address at 225 Broadhollow Road, Suite 106E, Melville, New York 11747 ("Purchaser") and FAMILY GOLF CENTERS, INC., a Delaware corporation having an address at 225 Broadhollow Road, Suite 106E, Melville, New York 11747 ("Parent").
                             W I T N E S S E T H :

              WHEREAS, Seller is the owner of certain real property located in Yorktown Heights, New York and more particularly described on Exhibit A attached hereto and made a part hereof (the "Land") and the buildings and improvements located on the Land (the "Improvements" and, together with the Land, the "Premises");
              WHEREAS, Seller operates a driving range and related facilities at the Premises under the name "RT 202 Golf Center" (the "Business"); and
              WHEREAS, Seller wants to sell the Premises to Purchaser, and Purchaser wants to purchase the Premises from Seller, on the terms, and subject to the conditions, set forth herein.
              NOW, THEREFORE, in consideration of TEN ($10.00) DOLLARS, the terms and conditions set forth herein, and other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the foregoing and as follows:
         1.   Agreement to Sell and Purchase.
              1.1 Property to be Purchased by Purchaser. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and acquire from Seller, upon the terms and conditions hereinafter set forth, all of Seller's






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right, title and interest in and to the following property (collectively, the
"Property"):
                   1.1.1 the Land;
                   1.1.2 the Improvements;
                   1.1.3 the easements, rights of way, appurtenances and other rights and benefits of Seller in and to the Premises, including without limitation, all of Seller's interest in any air rights, water rights and irrigation rights;
                   1.1.4 all furnishings, fixtures, machinery, equipment, vehicles and personalty attached or appurtenant to or used in connection with the Premises that are owned by Seller, and all inventories, supplies, sales, marketing and instructional materials of every kind and description owned by Seller relating to the Business, wherever located, including without limitation, the items described on Exhibit B attached hereto and made a part hereof (the "Personal Property");
                   1.1.5 the files, books, notices and other correspondence from any governmental agencies, and other records used or employed by Seller or its affiliates in connection with the ownership and/or operation of the Premises and the Business (collectively, the "Records");
                   1.1.6 any consents, authorizations, variances, waivers, licenses, certificates, permits and approvals held by or granted to Seller in connection with the ownership of the Premises (collectively, the "Permits");
                   1.1.7 the contracts, leases, orders and other agreements of or relating to the Business described on Exhibit C attached hereto and made a part hereof (the "Contracts");
                   1.1.8 any monetary and non-monetary claims against third parties including, without limitation, unliquidated rights under manufacturers'

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and vendors' warranties and guarantees, except to the extent the same relate solely to any Retained Assets or Retained Liabilities (as hereinafter defined) (the "Claims"); and
                   1.1.9 any other properties and assets of every kind and nature, real or personal, tangible or intangible, relating in any way whatsoever to the Premises or the Business, except to the extent the same relate solely to the Retained Assets or Retained Liabilities.
              1.2 Assets to be Retained by Seller. Anything herein to the contrary notwithstanding, Seller shall not sell, and Purchaser shall not acquire, the following assets of Seller (the "Retained Assets"):
                   1.2.1 all trade accounts receivable arising out of the sale of goods or services prior to the Closing Date (as hereinafter defined);
                   1.2.2 all claims of Seller for refunds or credits with respect to federal, state or local income taxes or foreign income taxes of whatever nature or taxable period involved;
                   1.2.3 any rights of Seller with respect to insurance policies owned by Seller or for which Seller is the named insured;
                   1.2.4 all cash, funds in bank accounts and cash equivalents existing as of the Closing Date including, without limitation, funds held in escrow for payment of real estate taxes;
                   1.2.5 intentionally deleted; and
                   1.2.6 any patents, trademarks, trademark registrations, copyrights, copyright registrations, trade names and all registrations thereof and all applications for any of the foregoing, whether issued or pending, if any, and all goodwill associated with any of the foregoing.

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              1.3  Assumption of Certain Liabilities.  Purchaser shall assume and agree to pay and discharge when due all liabilities and obligations of Seller under the Contracts to the extent the same arise from and after the Closing Date (the "Assumed Liabilities").
              1.4 Liabilities to be Retained by Seller. Seller shall retain, and Purchaser shall not assume, perform, discharge or pay, and shall not be responsible for, any and all liabilities or obligations of any nature whatsoever in connection with or relating to the Property or Seller other than the Assumed Liabilities (collectively, the "Retained Liabilities").
         2. Consideration. In consideration for the Property, Purchaser shall:
              2.1 pay to Seller the sum of $1,601,605.20, subject to adjustment as hereinafter provided, payable in cash, certified or bank check or wire transfer on the Closing Date;
              2.2 cause Parent to issue 30,900 validly issued, fully paid and non-assessable shares of common stock, par value $.01 per share, of Parent
(the "Common Stock") and to deliver at Closing, free and clear of all liens, claims and encumbrances, (a) a certificate representing 20,000 shares of Common Stock to Seller and (b) a certificate representing 900 shares of Common Stock to Seller and (c) a certificate representing 10,000 shares of Common Stock to the Escrow Agent (the "Escrow Agent") under the Escrow Agreement referred to in Section 5 hereof, such certificate to be held and dealt with as provided in the Escrow Agreement; and
              2.3  assume the Assumed Liabilities.

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         3.   Title; Permitted Exceptions.
              3.1 Seller will convey the Property to Purchaser, free and clear of any and all liens, charges, encumbrances, mortgages, pledges, security interests, easements, agreements and other interests and adverse claims (collectively, "Encumbrances"), other than the matters set forth in Exhibit D attached hereto and made a part hereof (the "Permitted Exceptions").
              3.2 Purchaser may order an examination of title from a reputable title company licensed or authorized to issue title insurance in the State of New York ("Title Company"), and shall cause a copy of any title report to be forwarded to Seller's attorney upon receipt.
              3.3 If a search of the title discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, Seller will on request deliver to the Title Company or Purchaser an affidavit showing that such judgments, bankruptcies or other returns are not against Seller, in form sufficient to permit deletion of such exception from the title policy.
         4.   Apportionments.
              4.1 The following items shall be apportioned as of 11:59 PM of the day immediately preceding the Closing Date:
                   4.1.1 real estate taxes and assessments, on the basis of the fiscal year for which the same are levied, imposed or assessed, subject to
Section 4.2 hereof;
                   4.1.2 charges for water, sewer rents, electricity, steam, gas and telephone, which are not metered; provided that if the consumption of any of such utilities is measured by meters, at the Closing (as hereinafter defined) Seller shall furnish a current reading of each meter; and further provided that if there is not a meter or if the current bill for any of such

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utilities has not been issued prior to the Closing Date, the charges therefore shall be adjusted at the Closing on the basis of the charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued;
                   4.1.3 utility deposits, to the extent actually assigned to Purchaser;
                   4.1.4 fuel, if any, at Seller's cost therefore (as determined by Seller's fuel supplier); and
                   4.1.5 amounts paid, payable or received under the Contracts.
              4.2 If the Closing shall occur before the real estate tax rate is fixed, the apportionment of real estate taxes shall be based upon the tax rate for the next preceding year applied to the latest assessed valuation.
         5.   The Closing.
              5.1 The closing of the transaction provided for in this Agreement (the "Closing") shall take place immediately upon the execution and delivery of this Agreement (the actual date of the Closing being referred to herein as the "Closing Date"), at 10:00 a.m. at the offices of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York
10176, or at such other place as may be mutually agreed to by Seller and Purchaser.
              5.2  Intentionally Deleted.
              5.3  Intentionally Deleted.
              5.4 At the Closing, Seller shall deliver or cause to be delivered to Purchaser physical possession of the Property (receipt of which may be actual or constructive) and the following:
                   5.4.1 a bargain and sale deed with covenants against grantor's acts, duly executed and acknowledged by Seller, in proper statutory

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form for recording, so as to convey to Purchaser fee simple title to the
Premises, subject to and in accordance with the provisions of this Agreement (the "Deed");
                   5.4.2 a bill of sale conveying, transferring and selling to Purchaser all right, title and interest of Seller in and to all of the Personal Property, which bill of sale shall contain a warranty that such property is free and clear of all Encumbrances other than the Permitted Exceptions, duly executed and acknowledged by Seller;
                   5.4.3 an assignment and assumption agreement (the "Assignment and Assumption Agreement") assigning to Purchaser all of Seller's right, title and interest in and to the Contracts, the Permits and the Claims, duly executed and acknowledged by Seller;
                   5.4.4 a settlement statement (the "Settlement Statement") setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;
                   5.4.5 an owner's affidavit of title;
                   5.4.6 a Certificate or Certificates of Occupancy for all Improvements if the same is required by law;
                   5.4.7 original counterparts or certified copies of each of the Contracts;
                   5.4.8 intentionally deleted;
                   5.4.9 any transfer tax or other return required by any applicable governmental authority in connection with the sale of the Property, duly executed and acknowledged by Seller;
                   5.4.10 an affidavit (the "FIRPTA Affidavit") duly executed and acknowledged by Seller pursuant to Section 1445 (b)(2) of the Internal

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Revenue Code of 1986, as amended, stating that Seller is not a foreign person within the meaning of such provision;
                   5.4.11 keys to all locks relating to the Property, appropriately labeled;
                   5.4.12 an Escrow Agreement relating to certain of the Common Stock (the "Escrow Agreement"), executed by Seller;
                   5.4.13 a Registration Rights Agreement relating to the Common Stock (the "Registration Rights Agreement"), executed by Seller;
                   5.4.14 all other instruments and documents to be executed, acknowledged where appropriate and/or delivered by Seller to Purchaser pursuant to any of the other provisions of this Agreement; and
                   5.4.15 such other documents as may be reasonably required by Purchaser's counsel in connection with this transaction.
              5.5 At the Closing, Purchaser shall deliver or cause to be delivered to Seller (except as otherwise set forth below) the following:
                   5.5.1 the cash consideration referred to in Section 2.1 hereof;
                   5.5.2 the stock certificate referred to in Section 2.2(a) hereof, registered in the name of Seller or its designee(s) representing, in the aggregate, 30,000 shares of Common Stock of Parent;
                   5.5.3 the stock certificate referred to in Section 2.2(b) hereof, registered in the name of Seller or its designee(s) representing, in the aggregate, 10,000 shares of Common Stock of Parent shall be delivered to the Escrow Agent;
                   5.5.4 the Escrow Agreement, executed by Purchaser and the Escrow Agent;

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                   5.5.5  the Registration Rights Agreement, executed by
Parent;
                   5.5.6 the Assignment and Assumption Agreement, duly executed and acknowledged by Purchaser;
                   5.5.7 the Settlement Statement, duly executed and acknowledged by Purchaser;
                   5.5.8 an opinion of Purchaser's counsel in form and substance acceptable to Seller;
                   5.5.9 such bonds, letters of credit or other security, if any, as may be necessary to replace the bonds posted by Seller and/or Barbara
K. Murphy with the Town of Yorktown for (a) the blacktop, dividers and sidewalks at the Premises ($8,710.50) and (b) the Astro-Turf and wetlands at the Premises ($30,000 in the aggregate);
                   5.5.10 all other instruments and documents to be executed, acknowledged where appropriate and/or delivered by Purchaser to Seller; and
                   5.5.11 such other documents as may be reasonably required by Seller's counsel in connection with this transaction.
         6.   Representations and Warranties.
              6.1 Seller hereby represents and warrants to Purchaser as of the date hereof as follows:
                   6.1.1 Organization; Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

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                   6.1.2 Due Authorization and Execution; Effect of Agreement.
The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, or other similar laws relating to creditors' rights generally. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any law, rule or regulation to which Seller is subject; (b) violate any order, judgment or decree applicable to Seller; or (c) conflict with or result in a breach of or a default under any term or condition of Seller's Certificate of Incorporation or By-Laws or any agreement or other instrument to which Seller is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.
                   6.1.3 Consents. No consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority or any third party is required in connection with the execution, delivery and performance by Seller of this Agreement, except for consents, approvals, authorizations, exemptions and filings, if any, which have been, or by the Closing Date will be, obtained.
                   6.1.4 Compliance with Applicable Laws. Seller is not engaging in any activity or omitting to take any action as a result of which

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Seller is in violation, in any material respect, of any law, rule, regulation, ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to the Property or the Business, and neither the execution and delivery by Seller of this Agreement or of any of the other agreements and instruments to be executed and delivered by it pursuant hereto, the performance by Seller of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will result in any such violation. Seller is in compliance with all material requirements imposed in writing by any insurance carrier of Seller to the extent such carrier is an insurer or indemnitor of the Property. The Premises are not subject to any notice of violation of law, municipal ordinance, orders or requirements issued by any building department or other governmental agency or subdivision having jurisdiction.
                   6.1.5 Permits. All Permits required by any federal, state, or local law, rule or regulation and necessary for the operation of the Property and the Business as currently being conducted have been obtained and are currently in effect. No registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind are required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (a) to avoid the loss of any Permit or the violation of any law, regulation, order or other requirement of law, or (b) to enable Purchaser to continue the operation of the Property as presently conducted after the Closing. The current use and occupation of the Property does not violate any of, and, where applicable, is in material compliance with, the Permits, any applicable deed restrictions or other covenants, restrictions or agreements including without limitation, any

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of the Permitted Exceptions, site plan approvals, zoning or subdivision regulations applicable to the Premises.
                   6.1.6 Title to Assets. Seller has good and marketable title to the Property free and clear of all Encumbrances other than the Permitted Exceptions.
                   6.1.7 Contracts. Except as set forth on Exhibit C, Seller is not a party to any Contracts. Exhibit C sets forth a full and complete description of the Contracts described therein, and none of such Contracts have been amended or modified except as reflected on said Exhibits. Seller is not holding any security deposits under any of said Contracts. Each of the Contracts are in full force and effect and no party under any such Contract, including Seller, is in default, or has sent or received notice of default, in any respect of any such Contract.
                   6.1.8 Condition of the Improvements. To the best knowledge of Seller, there are no material structural or mechanical defects in the Improvements, and there are no leaks in any roof on any Improvement.
                   6.1.9 Condition of Personal Property. To the best knowledge of Seller, the Personal Property is in good operating condition and repair, ordinary wear and tear excepted, and is adequate, suitable and sufficient to meet the needs of and to operate the Property as currently conducted.
                   6.1.10 Environmental Matters.
                        6.1.10.1 As used in this Agreement "Hazardous Material" shall mean: (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. ss. 9601(33); (ii) any "pollutant or contaminant" as defined in 42 U.S.C. ss. 9601(33); (iii) any material now defined as "hazardous waste"

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pursuant to 40 C.F.R. Part 261; (iv) any petroleum, including crude oil and any fraction thereof; (v) natural or synthetic gas usable for fuel; (vi) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; (vii) any asbestos, asbestos containing material, polychlorinated biphenyl ("PCB"), or isomer of dioxin, or any material or thing containing or composed of such substance or substances; and (viii) any other pollutant, contaminant, chemical, or industrial or hazardous, toxic or dangerous waste, substance or material, defined or regulated as such in (or for purposes of any Environmental Law (as hereinafter defined) and any other toxic, reactive or flammable chemicals.
                        6.1.10.2 To the best knowledge of Seller, there is no Hazardous Material at, under or on the Premises and there is no ambient air, surface water, groundwater or land contamination within, under, originating from or relating to the Premises. Seller has not, and has not caused to be, manufactured, processed, distributed, used, treated, stored, disposed of, transported or handled any Hazardous Material at, on or under the Premises.
                        6.1.10.3 To the best knowledge of Seller, Seller has no obligation or liability imposed or based upon any provision under any foreign, federal, state or local law, rule, or regulation or common law, or under any code, order, decree, judgment or injunction applicable to Seller or the Property or any notice, or request for information issued, promulgated, approved or entered thereunder, or under the common law, or any tort, nuisance or absolute liability theory, relating to public health or safety, worker health or safety, or pollution, damage to or protection to the environment, including without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution,

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use, treatment, storage, generation, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (hereinafter collectively referred to as "Environmental Laws").
                        6.1.10.4 Seller has not been subject to any civil, criminal or administrative action, suit, claim, hearing, notice of violation, investigation, inquiry or proceeding for failure to comply with, or received notice of any violation or potential liability under the Environmental Laws in respect of the Premises.
                        6.1.10.5 To the best knowledge of Seller, the Premises are not (a) listed or proposed for listing on the National Priority List or (b) listed on the Comprehensive Environmental Response, Compensation, Liability Information System List ("CERCLIS") promulgated pursuant to CERCLA, 42 U.S.C. ss. 9601(9), or any comparable list maintained by any foreign, state or local government authority.
                        6.1.10.6 To the best knowledge of Seller, there are no underground storage tanks at the Premises and Seller further warrants and represents that any prior use and operation of underground storage tanks has been in compliance with all Environmental Laws.
                   6.1.11 Tax Proceedings. There are no proceedings pending regarding the reduction of real estate taxes or assessments in respect of the Premises.
                   6.1.12 Utilities. To the best knowledge of Seller, all water, storm and sanitary sewer, gas, electricity, telephone and other utilities adequately service the Premises, enter the Premises through lands as to which valid public or private easements exist that will inure to the benefit of

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Purchaser and the Premises are furnished by facilities of public utilities and the cost of installation of such utilities has been fully paid.
                   6.1.13 Access. To the best of Seller's knowledge, there are no federal, state, county, municipal or other governmental plans to change the highway or road system in the vicinity of the Premises which could materially restrict or change access from any such highway or road to the Premises or any pending or threatened condemnation or eminent domain proceedings relating to or affecting the Premises.
                   6.1.14 Insurance Requirements. Seller has not received any notices of non-compliance or violation of any requirements or recommendations by any insurer or by any board of fire underwriters or similar body in respect of the Property.
                   6.1.15 Litigation.  There is no action or proceeding
(zoning or otherwise) or governmental investigation pending, or, to the best of Seller's knowledge, threatened against, or relating to, Seller (insofar as it relates to the Premises or the Business), the Premises, the Business or the transactions contemplated by this Agreement, nor is there any basis for any such action, proceeding or investigation.
                   6.1.16 Assessments. There are no special or other assessments for public improvements or otherwise now affecting the Premises nor does Seller know of (a) any pending or threatened special assessments affecting the Premises or (b) any contemplated improvements affecting the Premises that may result in special assessments affecting the Premises.
                   6.1.17 Employee Agreements. There are no union or employment contracts or agreements (written or oral) involving employees of Seller or its affiliates affecting the Property or the Business which will

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survive the Closing.  All employees of Seller will have been terminated as of the Closing Date.
                   6.1.18 Work at the Premises. No services, material or work have been supplied to the Premises for which payment has not been made in full.
                   6.1.19 Financial Condition. Seller has delivered to Purchaser true and correct copies of audited financial statements consisting of balance sheets and income statements of Seller as of December 31, 1994 and December 31, 1995. Each such balance sheet presents fairly the financial condition, assets and liabilities of Seller as of its date; each such statement of income presents fairly the results of operations of Seller for the period indicated. The financial statements referred to in this Section are in accordance with the books and records of Seller. Since December 31, 1995:
(a) there has at no time been a material adverse change in the financial condition, results of operations, businesses, properties, assets, liabilities or future prospects of Seller, the Property or Business; (b) the Business has been conducted in all respects only in the ordinary course; and (c) Seller has not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.
                   6.1.20 Common Stock. Seller understands that the Common Stock is and will be deemed to be "restricted securities" as such term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act of 1933 (as amended, the "Act") and can only be sold (a) in accordance with the provisions of the Rule or such other duly available exemption from the registration requirements of the Act or (b) pursuant to an effective registration statement as set forth in the Registration Rights Agreement. Seller is acquiring the Common Stock for its own account (and not for the account of others) and not with a view to the distribution or resale thereof.

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Upon any subsequent transfer or disposition of the Common Stock made in reliance on an exemption from the registration provisions of the Act, Seller agrees to deliver to Purchaser either an opinion of counsel satisfactory to Purchaser to the effect that such transfer or disposition may be made without registration of such Common Stock under the Act and/or such other documents or certificates as Purchaser or Parent may require; provided, however, that Seller shall not be required to deliver an opinion of counsel with respect to a transfer made pursuant to Rule 144, provided that Seller provides Parent's counsel with such certificates as it may require in order to give any customary opinion required by the transfer agent in connection with such transfer.
                   6.1.21 Full Disclosure. To the best knowledge of Seller, none of the information supplied by Seller herein or in the exhibits hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.
              6.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as of the date hereof as follows:
                   6.2.1 Organization; Power and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Purchaser is wholly-owned and controlled by Parent.
                   6.2.2 Due Authorization and Execution; Effect of Agreement. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part

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of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, or other similar laws relating to creditors' rights generally. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any law, rule or regulation to which Purchaser is subject; (b) violate any order, judgment or decree applicable to Purchaser; or (c) conflict with or result in a breach of or a default under any term or condition of Purchaser's
Certificate of Incorporation or By-Laws or any agreement or other instrument to which Purchaser is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.
                   6.2.3 Full Disclosure. To the best knowledge of Purchaser, none of the information supplied by Purchaser herein or in the exhibits hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.
              6.3 Representations and Warranties of Parent. Parent hereby represents and warrants to Seller as of the date hereof as follows:
                   6.3.1 Organization; Power and Authority. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Purchaser is wholly-owned and controlled by Parent.
                  6.3.2 Due Authorization and Execution; Effect of Agreement. The execution, delivery and performance by Parent of its obligations under this Agreement, the consummation by Parent of its obligations as contemplated hereby and the issuance of the Common Stock have been duly authorized by all necessary corporate action required to be taken on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and constitutes the valid and binding obligation of Parent, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, or other similar laws relating to creditors' rights generally. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any law, rule or regulation to which Parent is subject; (b) violate any order, judgment or decree applicable to Parent or (c) conflict with or result in a breach of or a default under any term or condition of Parent's Certificate of Incorporation or By-Laws or any agreement or other instrument to which Parent is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.
                   6.3.3 Common Stock. The Common Stock issued to Seller is duly and validly issued, fully paid and non-assessable. Parent agrees to take such reasonable actions as may be necessary and customary under the circumstances to enable Seller to sell the Common Stock as eligible shares for resale under Rule 144.

                   6.3.4 Litigation. There is no action or proceeding or governmental investigation pending, or, to the best of Parent's knowledge, threatened against, or relating to, Parent or any of Parent's subsidiaries, including Purchaser, which, if adversely determined, would have a material adverse effect on the business of Parent, with the exception of Alpha-Omega Amusements, Inc. v. Richmond Family Golf Centers, Inc., Case No. 3:96 CV 186 filed in the U.S. District Court - Eastern District of Virginia.
                   6.3.5 Consents. No consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority or any third party is required in connection with the execution, delivery and performance by Parent of this Agreement, except for consents, approvals, authorizations, exemptions and filings, if any, which have been, or will be within the appropriate time periods, obtained or made, as the case may be.
                   6.3.6 Compliance with Applicable Laws. Neither Parent nor any of its subsidiaries, including Purchaser, is engaging in any activity or omitting to take any action as a result of which any such entity is in violation, in any material respect, of any law, rule, regulation, ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, which would have a material adverse effect on the business and operations, in the aggregate, of Parent, and neither the execution and delivery by Parent of this Agreement or of any of the other agreements and instruments to be executed and delivered by it pursuant hereto, the performance by Parent of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will result in any such violation.
                   6.3.7 Public Information. The information regarding Parent currently on file with the Securities and Exchange Commission is accurate in all material respects. Since the date such information was filed: (a) there has at no time been a material adverse change in the financial condition, results of operations, business, properties, assets or liabilities of Parent; (b) the business conducted by Parent has been conducted in all material respects only in the ordinary course; and (c) Parent has not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value. Excepted from this Section 6.3.7 is (i) such information as may have been disclosed in any press releases issued by Parent since the last such filing, (ii) information regarding any acquisitions made by Parent or its operating subsidiaries since the last such filing, and (iii) information regarding any stock options granted since the last such filing.
                   6.3.8 Full Disclosure. To the best knowledge of Parent, none of the information supplied by Parent herein or in the exhibits hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.
              6.4 Survival. The representations and warranties of Seller made in Section 6.2 hereof shall survive the Closing for a period of six (6) months. The representations and warranties of Purchaser and Parent made in Sections 6.3 and 6.4 hereof shall survive the Closing for so long as Seller is restricted from selling all or any portion of the Common Stock pursuant to Rule 144 or six (6) months, whichever is longer.
         7. Further Assurances. At any time and from time to time after the Closing Date, Seller shall, at the request of Purchaser, execute and deliver any further instruments or documents and take all such further action as Purchaser may reasonably request in order to transfer into the name of Purchaser any and all Property contemplated to be sold pursuant to this Agreement and to further consummate the transactions contemplated by this Agreement. This Section 7.6 shall survive the Closing.
         8.   Intentionally Deleted.
         9. Brokers. Seller and Purchaser warrant and represent to each other that they dealt with no broker, finder or similar agent or party who or which might be entitled to a commission or compensation on account of introducing the parties, the negotiation or execution of this Agreement and/or the closing of the transaction provided for herein. Purchaser and Seller hereby respectively agree to indemnify and hold harmless the other party from and against all loss, liability, damage and expense (including, without limitation, attorneys' fees) imposed upon or incurred by the other party by reason of any claim for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party who claims to have dealt with the indemnifying party in connection with this transaction.
The provisions of this Article 9 shall survive the Closing or any termination of this Agreement.
        10. "As Is". Purchaser represents to Seller that Purchaser has examined, inspected, and investigated to its full satisfaction, the physical nature and condition of the land, improvements, fixtures and equipment at the Property; that neither Seller nor any broker or finder, nor any agent, officer, employee, or representative thereof, has made any representation whatsoever (other than as is expressly represented in this Agreement) regarding the subject matter of this sale or any part thereof, including (without limiting the generality of the foregoing) representations as to the physical nature or condition thereof, value, profitability, zoning or development potential of the Property, or operating expenses, or carrying charges affecting the same; and that Purchaser, in executing, delivering and/or performing this Agreement, does not rely upon any statement, information or representation to whomsoever made or given (except as herein expressly stated), whether to Purchaser or others, and whether directly or indirectly, verbally or in writing, made by any person, firm or corporation. Without limiting the foregoing but in addition thereto, Purchaser takes all of the Property and other property interests hereby contracted to be sold, in their current "as is" condition subject to such reasonable wear and tear as may occur between the date hereof and the Closing, and without any reduction in or credit or allowance against the purchase price or claim of any kind by reason of any further deterioration thereto subsequent to the date of this Agreement caused by ordinary wear and tear, by the presently existing physical condition or state of repair of such fixtures, improvements and equipment, or otherwise.
         11. Valuation and Allocation of Purchase Price. The parties agree that, given the restrictions on the Common Stock, the price at which the shares of common stock of Parent are trading on the NASDAQ exchange on the Closing Date may not be an accurate measure of the value of the Common Stock. Therefore, in order to properly prepare transfer, gains, sales, income and other tax and similar forms, the parties have agreed that a fair and reasonable valuation of the Common Stock as of the Closing Date is $20 per share, making the total purchase price, in cash equivalent, $2,219,605.20. In addition, the parties agree that 100% of the purchase price be allocated to the Premises and that no portion of the purchase price be allocated to the Personal Property, Claims or any of the other Property.
         12.   Intentionally Deleted.
         13. Costs and Fees. Documentary stamps for the Deed, deed transfer or conveyancing taxes, if any, shall be payable by Seller, and in no event be payable by Purchaser. Recording fees for the Deed shall be payable by Purchaser. Purchaser shall also pay the expenses incurred in connection with

(a) the examination of title, (b) the issuance of a policy of title insurance for Purchaser, and (c) a survey of the Property, if obtained by Purchaser. Purchaser shall pay any sales tax in respect of any Personal Property. Any other similar costs not expressly provided for elsewhere in this Agreement shall be divided and borne in accordance with the usual practices in the jurisdiction where the Premises are located. The provisions of this Article shall survive the Closing.
         14.   Indemnification.
               14.1 Subject to the further provisions of this Article, Seller shall protect, defend, hold harmless and indemnify Purchaser, its officers, directors, shareholders, employees, agents and affiliates, and their respective successors and assigns, from, against and in respect of any and all losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses whatsoever (including without limitation, reasonable professional fees and costs of investigation, litigation, settlement, and judgment and interest) ("Losses") that may be suffered or incurred by any of them arising from or by reason of (i) any Retained Liability or other liability or obligation of Seller which is not an Assumed Liability; (ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 14.1.
              14.2 Subject to the further provisions of this Article, Purchaser and Parent shall protect, defend, hold harmless and indemnify
Seller, its partners, employees and agents, and its successors and assigns from, against and in respect of any and all Losses that may be suffered or incurred by any of them arising from or by reason of (i) any of the Assumed Liabilities on and after the Closing Date, (ii) the breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 14.2.
              14.3 Whenever a party hereto (such party and each of its affiliates which is entitled to indemnification pursuant to any provision of this Agreement, an "Indemnified Party") shall learn after the Closing of a claim that, if allowed (whether voluntarily or by judicial or quasi-judicial tribunal or agency), would give rise to an obligation of another party (the "Indemnifying Party") to indemnify the Indemnified Party under any provision of this Agreement, before paying the same or agreeing thereto, the Indemnified Party shall promptly notify the Indemnifying Party in writing of all such facts within the Indemnified Party's knowledge with respect to such claim and the amount thereof (a "Notice of Claim"). If, prior to the expiration of fifteen (15) days from the mailing of a Notice of Claim, the Indemnifying
Party shall request, in writing, that such claim not be paid, the Indemnified Party shall not pay the same, provided the Indemnifying Party proceeds promptly, at its or their own expense (including employment of counsel reasonably satisfactory to the Indemnified Party), to settle, compromise or litigate, in good faith, such claim. After notice from the Indemnifying Party requesting the Indemnified Party not to pay such claim and the Indemnifying Party's assumption of the defense of such claim at its or their expense, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof. However, the Indemnified Party shall have the right to participate at its expense and with counsel of its choice in such settlement, compromise or litigation. The Indemnified Party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and execution thereof has been stayed, nor shall the Indemnified Party be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the Indemnified Party. The failure to provide a timely Notice of Claim as provided in this Section 14.3 shall not excuse the Indemnifying Party from its or their continuing obligations hereunder;
however, the Indemnified Party's claim shall be reduced by any damages to the Indemnifying Party resulting from the Indemnified Party's delay or failure to provide a Notice of Claim as provided in this Section 14.3.
         15. Site Approvals. Notwithstanding anything herein to the contrary, in the event that all planning board and site plan approvals required in order to operate a miniature golf course (the "Miniature Golf Approvals") and a batting cage (the "Batting Cage Approvals" and, together with the Miniature Golf Approvals, the "Approvals") on the Premises are not obtained or are denied (in either case, in final, non-appealable form) on or before the second anniversary of the Closing Date, then the purchase price set forth in Article 2 hereof shall be adjusted such that the amount of Common
Stock to be delivered to Seller shall be reduced by 7,500 shares if the Miniature Golf Approvals are not obtained or are denied and 2,500 shares if the Batting Cage Approvals are not obtained or are denied. Such 10,000 shares shall be held by the Escrow Agent and dealt with as set forth in the Escrow Agreement. Prior to and after the Closing, Seller shall, at its own cost and expense, diligently and in good faith seek to obtain the Miniature Golf Approvals as soon as reasonably practicable. Prior to and after the Closing, Seller shall, at Purchaser's cost and expense (which costs and expenses shall be approved by Purchaser in advance and shall only include payment of actual out-of-pocket third party expenses, and shall not include any compensation to Seller or its principals or employees), diligently and in good faith seek to obtain the Batting Cage Approvals as soon as reasonably practicable. Purchaser shall cooperate with Seller in good faith to obtain the Approvals and shall not perform any work or take any action at the Premises that would hinder the issuance of the Approvals. The provisions of this Article shall survive the Closing.
         16.   Notices.
               16.1 All notices, demands, requests, consents or other communications ("Notices") which either party may desire or be required to give to the other hereunder shall be in writing and shall be delivered by hand, overnight express carrier, or sent by registered or certified mail, return receipt requested, postage prepaid, in either event, addressed to the parties at their respective addresses first above set forth. A copy of any Notice given by Seller to Purchaser shall simultaneously be given in either manner provided above to Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551
Fifth Avenue, New York, New York 10176, Attention: Kenneth R. Koch, Esq. A copy of any Notice given by Purchaser to Seller shall simultaneously be given in either manner provided above to McGowan & Cousins, P.C., 350 Bedford
Street, Stamford, Connecticut 06901, Attention: Frank McGowan, Jr., Esq.
Notices given in the manner aforesaid shall be deemed to have been given three
(3) business days after the day so mailed, the business day after delivery to any overnight express carrier and on the day so delivered by hand (if delivered on a business day prior to 5 p.m. and if not then on the next business day). Either party shall have the right to change its address(es) for the receipt of Notices by giving Notice to the other party in either manner aforesaid. Any Notice required or permitted to be given by either party may be given by that party's attorney.
         17.   Intentionally Deleted.
         18.   Miscellaneous.
               18.1 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.
               18.2 This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of New York.
               18.3 The captions or article headings in this Agreement are for convenience only and do not constitute part of this Agreement.
               18.4 This Agreement has been fully negotiated by the parties and rules of construction construing ambiguities against the party responsible for drafting agreements shall not apply.
               18.5 It is agreed that, except where otherwise expressly provided in particular Articles or Sections of this Agreement, none of the provisions of this Agreement shall survive the Closing.
               18.6 This Agreement (including the Exhibits annexed hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto.
               18.7 This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

               18.8 No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of the time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.
              18.9 This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same original.
              IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                               202 GOLF ASSOCIATES, INC.


                                               By: /s/ Kathryn B. Murphy
                                                  -----------------------------
                                                  Name: Kathryn B. Murphy
                                                  Title: President


                                               YORKTOWN FAMILY GOLF CENTERS,
                                               INC.


                                               By: /s/ Robert J. Krause
                                                  -----------------------------
                                                  Name: Robert J. Krause
                                                  Title: Vice President


                                               FAMILY GOLF CENTERS, INC.


                                               By: /s/ Robert J. Krause
                                                  -----------------------------
                                                  Name: Robert J. Krause
                                                  Title: Vice President

                        INDEX OF EXHIBITS AND SCHEDULES

EXHIBIT A             LEGAL DESCRIPTION
EXHIBIT B             PERSONAL PROPERTY
EXHIBIT C             CONTRACTS
EXHIBIT D             PERMITTED EXCEPTIONS

                                  EXHIBIT A
                              LEGAL DESCRIPTION

ALL THAT CERTAIN plot, piece or parcel of land with the buildings or improvements thereon, erected, situate, lying and being in the Town of Yorktown, County of Westchester and State of New York, being Lots .001 and
2.1 of map entitled "Foley's Industrial Park, Inc.", filed in the Westchester County Clerk's Office, Division of Land Records on 7-27-95 as Map #25484 and being bounded and described as follows;

BEGINNING at a point on the easterly side of Lexington Avenue, said point being the division line of Lot .001 and Lot 2 of said map;

RUNNING THENCE along said line North 85 degrees 58 minutes 30 seconds East
11.93 feet;

THENCE South 82 degrees 01 minutes 42 seconds East along said line 310.06 feet to a point;

THENCE South 77 degrees 29 minutes 20 seconds East and continuing on said line 525.66 feet to a point;

THENCE North 08 degrees 07 minutes 00 seconds West 399.36 feet to the southerly line of lands now or formerly of John H. Van Kirk;

THENCE RUNNING along the said southerly line of lands now or formerly of John
H. Van Kirk, North 82 degrees 39 minutes 40 seconds East 310.76 feet; North 12 degrees 13 minutes 32 seconds East 60.55 feet, South 85 degrees 31 minutes 09 seconds East 14.82 feet; North 44 degrees 16 minutes 01 seconds East 47.96 feet, North 69 degrees 48 minutes 15 seconds East 65.26 feet, North 78 degrees 26 minutes 25 seconds East 60.62 feet, North 88 degrees 09 minutes 22 seconds East 55.91 feet; South 84 degrees 35 minutes 56 seconds East 53.86 feet, South 84 degrees 13 minutes 41 seconds East 13.88 feet and North 68 degrees 08 minutes 25 seconds East 586.82 feet to the westerly line of lands now or formerly of John H. Van Kirk;

RUNNING THENCE along the westerly line of lands now or formerly of John H. Van Kirk, South 08 degrees 07 minutes 00 seconds East 421.71 feet to the northerly line of lands now or formerly of the County of Westchester;

RUNNING THENCE along the northerly and westerly lines of lands now or formerly of the County of Westchester, South 82 degrees 38 minutes 50 seconds West 517.12 feet, South 10 degrees 11 minutes 30 seconds West 292.79 feet, South 09 degrees 35 minutes 30 seconds West 83.02 feet, South 14 degrees 18 minutes 00 seconds West 30.63 feet, South 89 degrees 56 minutes 30 seconds West 151.81 feet, North 88 degrees 45 minutes 30 seconds West 99.92 feet, South 88 degrees 35 minutes 30 seconds West 184.85 feet and North 88 degrees 51 minutes 30 seconds West 143.79 feet to the northerly line of lands now or formerly of the Westchester County Park Commission, Bronx Parkway Extension;

RUNNING THENCE along the same on a curve to the left having a radius of 2,400.00 feet a distance of 831.39 feet to the east side of Lexington Avenue;

RUNNING THENCE along the east side of Lexington Avenue, North 09 degrees 00 seconds 33 minutes West 70.00 feet to the southerly line of lands now or formerly of John H. Van Kirk, aforesaid, and the point and place of BEGINNING.

                                   EXHIBIT B

                               PERSONAL PROPERTY



80,000 Golf Balls
1 Zenith Television Set
1 File Cabinet
Entrance Sign
Office Furniture
54 Golf Ball Mats and Tees
AT&T Phone System
18 Gas Tee Heaters
1 Range Servant Ball Picker
Cash Register
30 Rental Golf Clubs

                                   EXHIBIT C

                                   CONTRACTS

1.  AWD-Waste Disposal.  Two years, $236 per month.

2.  Lease to Fairway Cafe.

3.  Lease to Golf Link.

4.  Two (2) Astro Turf Leases (being paid off by Purchaser at Closing).

5.  Ball Picker Lease (being paid off by Purchaser at Closing).

                                   EXHIBIT D

                             PERMITTED EXCEPTIONS

  1.    Taxes, water rents and sewer rents not yet due and payable.

  2. Rights of tenants under leases described on Exhibit C attached to this Agreement.

  3.    Facts shown on survey made by Donald Donnelly L.S. dated March 6,
        1996.

  4.    Declaration recorded in Liber 11020, cp. 339.

  5.    Utility Company Agreement in Liber 3983, cp. 239.

  6.    Utility Company Easement in Liber 6955, cp. 699.

  7. Easements in Liber 6921, cp. 707; Liber 10853, cp. 47; Liber 10853, cp. 53; and Liber 10853, cp. 63.

  8.    Notes on File Map #25484.